Exhibit 99.1

Press Release

Clean Harbors Reports First-Quarter 2011 Financial Results

• Broad-based Contributions Fuel Record Q1 Results

• Q1 Revenue Increases 23% to $435 Million

• Q1 Net Income More Than Doubles to $22.7 Million

• EBITDA Grows to $67.6 Million on Higher Volume and Pricing

• Company Increases 2011 Guidance

Norwell, MA — May 4, 2011 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the first quarter ended March 31, 2011.

Revenues increased 23% to a first-quarter record of $435.0 million from $354.9 million in the same period in 2010.  Income from operations increased 68% to $39.7 million from $23.6 million in the first quarter of 2010.

First quarter 2011 net income rose 118% to $22.7 million, or $0.86 per diluted share, from $10.4 million, or $0.40 per diluted share, in the first quarter of 2010.  First quarter 2011 other income includes a $3.4 million pre-tax benefit related to compensation for the release by eminent domain of certain rail rights.  EBITDA (see description below) increased 38% to $67.6 million from $49.0 million in the first quarter of 2010.

The Company concluded the first quarter with cash and marketable securities of $535.9 million, compared with $305.4 million at December 31, 2010.  The increase in cash is primarily the result of the Company’s $250 million senior secured notes offering in March 2011.

Comments on the First Quarter

“Our first-quarter performance reflects broad-based growth across all of our segments,” said Alan S. McKim, Chairman and Chief Executive Officer.  “Within our Environmental business, we achieved revenue growth of nearly 30% at our TSDFs (Treatment, Storage and Disposal Facilities), while revenue at our wastewater treatment plants increased more than 50% as a result of refinery and frac water-related volumes.  Utilization at our incineration facilities and landfills was steady in what is typically the Company’s seasonally weakest quarter.  Across our network, momentum continued from the large-scale project work that began to accelerate in late 2010, resulting in more than 25% growth in our Field Services segment.  Within our Energy and Industrial business, the prolonged cold weather in Western Canada supported an extended period of drilling activity.  Investments in U.S. gas and oil production also continued, driving steady demand for our services.  In particular, lodging and exploration each generated exceptionally strong year-over-year results.”

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

“We leveraged our extensive network of assets to grow our first-quarter 2011 EBITDA by 38% — a far greater rate than our revenues,” McKim said.  “We increased our EBITDA margin year-over-year by more than 170 basis points to 15.5% as we successfully implemented pricing initiatives and tightly managed overall costs.  In addition, we were effective at passing through higher fuel expenses in the quarter.”

Acquisition Activity

“We recently signed a definitive agreement to acquire Peak Energy Services of Calgary — a transaction that will significantly expand our presence in oil and natural gas drilling and production support. During the first quarter, we also agreed to acquire another Canadian company, Badger Daylighting.  As we announced last week, we did not receive the required 66 2/3 percent of the votes cast by Badger shareholders, despite the support of Badger’s Board of Directors, executive management and two leading independent shareholder advisory firms. But that decision has not diminished our intention to further expand through acquisitions.  During the first quarter, we successfully raised $250 million in senior secured debt at favorable rates. With more than a half billion dollars in cash and cash equivalents on our balance sheet and the Peak transaction underway, we are moving forward on additional opportunities in our active acquisition pipeline.”

The acquisition of Peak Energy Services for approximately CAD $196 million is expected to be completed during the second quarter of 2011.   The transaction remains subject to approval by regulators and Peak shareholders, as well as other customary closing conditions. Each of the directors and officers of Peak and Deans Knight Capital Management Ltd., collectively holding 53.6% of the Peak shares, have entered into agreements in which they have agreed to vote their shares in favor of the acquisition at the Peak shareholders’ meeting, now scheduled to be held on May 25, 2011.

Non-GAAP Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the first quarter of 2011 and 2010 (in thousands):

	For the three months ended:
	March 31, 2011	March 31, 2010

Net income	$22,730	$10,430
Accretion of environmental liabilities	2,389	2,702
Depreciation and amortization	25,460	22,674
Other income	(2,899)	(446)
Interest expense, net	6,478	6,928
Provision for income taxes	13,433	7,089
Income from discontinued operations, net of tax	—	(382)
EBITDA	$67,591	$48,995

Business Outlook and Financial Guidance

“We concluded 2010 with strong momentum that has carried into fiscal 2011,” McKim said. “In the first quarter, we recorded double-digit year-over-year increases in all four of our newly aligned reporting segments — Technical Services, Field Services, Industrial Services and Oil & Gas Field Services.  Looking ahead, we remain encouraged about our prospects for profitable growth.  The underlying economic and outsourcing trends remain favorable for Clean Harbors.  Our comprehensive efforts to reduce our cost infrastructure — even while investing heavily in our business — have proven to be effective as we continue to expand our margins. In addition, our acquisition pipeline remains active and we are in the process of evaluating a number of potential opportunities.”

Based on its first-quarter performance and current market conditions, Clean Harbors is increasing its 2011 annual revenue and EBITDA guidance.  The Company currently expects 2011 revenues in the range of $1.62 billion to $1.67 billion, up from its previous revenue guidance of $1.54 billion to $1.59 billion.  For 2011, the Company now expects EBITDA in the range of $275 million to $284 million, an increase from its previous guidance of $262 million to $270 million.  This guidance is exclusive of any potential future acquisitions, including the Company’s planned purchase of Peak Energy Services.

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release.  On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the webcast should log onto www.cleanharbors.com/investor_relations.  The live call also can be accessed by dialing 877.709.8155 or 201.689.8881 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  The Company serves more than 50,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 175 locations, including over 50 waste management facilities, throughout North America in 36 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  The Company also operates international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements about the Company’s business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in the Company’s most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed at www.cleanharbors.com/investor_relations.

Contacts:

James M. Rutledge	Bill Geary	Jim Buckley
EVP and Chief Financial Officer	Corporate Counsel for Public Affairs	Executive Vice President
Clean Harbors, Inc.	Clean Harbors, Inc.	Sharon Merrill Associates
781.792.5100	781.792.5130	617.542.5300
InvestorRelations@cleanharbors.com		clh@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	For the three months ended:
	March 31,	March 31,
	2011	2010
Revenues	$434,962	$354,896
Cost of revenues (exclusive of items shown separately below)	312,577	260,417
Selling, general and administrative expenses	54,794	45,484
Accretion of environmental liabilities	2,389	2,702
Depreciation and amortization	25,460	22,674
Income from operations	39,742	23,619
Other income	2,899	446
Interest (expense), net	(6,478)	(6,928)
Income from continuing operations before provision for income taxes	36,163	17,137
Provision for income taxes	13,433	7,089
Income from continuing operations	22,730	10,048
Income from discontinued operations, net of tax	—	382
Net income	$22,730	$10,430
Earnings per share:
Basic	$0.86	$0.40
Diluted	$0.86	$0.40

Weighted average common shares outstanding	26,399	26,251
Weighted average common shares outstanding plus potentially dilutive common shares	26,579	26,371

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	March 31,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$531,763	$302,210
Marketable securities	4,143	3,174
Accounts receivable, net	347,532	332,678
Unbilled accounts receivable	16,891	19,117
Deferred costs	6,359	6,891
Prepaid expenses and other current assets	30,007	28,939
Supplies inventories	43,817	44,546
Deferred tax assets	17,364	14,982
Total current assets	997,876	752,537

Property, plant and equipment, net	683,284	655,394

Other assets:
Long-term investments	5,379	5,437
Deferred financing costs	12,941	7,768
Goodwill	61,786	60,252
Permits and other intangibles, net	113,650	114,400
Other	5,728	6,687
Total other assets	199,484	194,544
Total assets	$1,880,644	$1,602,475

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	March 31,	December 31,
	2011	2010
Current liabilities:
Current portion of capital lease obligations	$7,214	$7,954
Accounts payable	135,998	136,978
Deferred revenue	28,500	30,745
Accrued expenses	95,847	116,089
Current portion of closure, post-closure and remedial liabilities	14,761	14,518
Total current liabilities	282,320	306,284
Other liabilities:
Closure and post-closure liabilities, less current portion	29,877	32,830
Remedial liabilities, less current portion	128,005	128,944
Long-term obligations	525,416	264,007
Capital lease obligations, less current portion	6,216	6,839
Unrecognized tax benefits and other long-term liabilities	86,940	82,744
Total other liabilities	776,454	515,364
Total stockholders’ equity, net	821,870	780,827
Total liabilities and stockholders’ equity	$1,880,644	$1,602,475